Exhibit 28(i)

October 27, 2014
The Roxbury Funds
6001 Shady Oak Road, Suite 200
Minnetonka, Minnesota 55343

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Post-Effective Amendment No. 16 to the Registration Statement on Form N‑1A (Registration Nos. 333-133691; 811-21897) (the "Registration Statement") relating to the sale by you of an indefinite number of Institutional Shares (the "Shares") of beneficial interest, $0.01 par value, of the Roxbury/Hood River Small-Cap Growth Fund and the Roxbury/Mar Vista Strategic Growth Fund (the "Funds"), each a series of the Roxbury Funds (the "Trust"), in the manner set forth in the Registration Statement (and the Prospectus of the Funds included therein).

We have examined: (a) the Registration Statement (and the Prospectus of the Funds included therein), (b) the Trust's Amended and Restated Agreement and Declaration of Trust and By-laws, (c) certain resolutions of the Trust's Board of Trustees and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

For purposes of rendering this opinion, we have assumed that: (a) the Registration Statement remains effective; (b) all offers and sales of the Shares will be conducted in accordance with the Registration Statement and in compliance with applicable prospectus delivery requirements and state securities laws; (c) the Shares will be issued in accordance with the Trust's Amended and Restated Agreement and Declaration of Trust and By-Laws and resolutions of the Trust's Board of Trustees relating to the creation, authorization and issuance of the Shares; and (d) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Trust.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.